Exhibit 10.2

AMENDMENT
TO THE
SALLIE MAE SUPPLEMENTAL 401(K) SAVINGS PLAN
Effective June 25, 2015

The Sallie Mae Supplemental 401(k) Savings Plan (the “Plan”), Amended and Restated as of May 1, 2014 (and filed as Exhibit 10.46 to the Company's Annual Report on Form 10-K filed on February 26, 2015) was amended as of June 25, 2015 by action of the Company's Board of Directors to reflect the following:
Section 9 of the Plan was amended to read as follows:
9.    PLAN ADMINISTRATION
The Supplemental Savings Plan will be administered by the SLM Corporation Retirement Committee (the “Administrator’’) or such other committee whose members may be appointed by and serving at the pleasure of the management-level Enterprise Risk Committee of the Corporation. The Administrator will have full power, discretion and authority to interpret, construe and administer the Supplemental Savings Plan and any part thereof, and the Administrator’s interpretation and construction hereof, and actions thereunder, will be binding on all persons for all purposes. The Administrator may employ legal counsel, consultants, actuaries and agents as it may deem desirable in the administration of the Supplemental Savings Plan and may rely on the opinion of such counsel or the computations of such consultants. Except as otherwise provided by law, the Administrator will not incur any liability whatsoever on account of any matter connected with or related to the Supplemental Savings Plan or the administration of the Supplemental Savings Plan, unless the Administrator has acted in bad faith, or has willfully neglected his duties, in respect of the Supplemental Savings Plan.